CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.150% Notes due 2024	$300,000,000	99.377%	$298,131,000	$34,642.83
4.200% Notes due 2044	$300,000,000	99.255%	$297,765,000	$34,600.29
				$69,243.12

(1)	This registration fee is calculated pursuant to Rule 457(o) under the Securities Act.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186221

PROSPECTUS SUPPLEMENT

(To prospectus dated January 25, 2013)

$600,000,000

$300,000,000 3.150% Notes due 2024

$300,000,000 4.200% Notes due 2044

We are offering $300,000,000 principal amount of 3.150% notes due December 15, 2024, which we refer to as the “2024 notes,” and $300,000,000 principal amount of 4.200% notes due December 15, 2044, which we refer to as the “2044 notes.” We refer to the 2024 notes and the 2044 notes collectively as the “notes.” We will pay interest on the 2024 notes and the 2044 notes on June 15 and December 15 of each year, beginning June 15, 2015.

We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption prices described in this prospectus supplement.

The notes will be unsecured and will rank equally with all our other unsecured indebtedness from time to time outstanding.

See “Risk Factors” on page S-2 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per 2024 Note	Total	Per 2044 Note	Total
Price to Public (1)	99.377%	$298,131,000	99.255%	$297,765,000
Underwriting Discounts	0.450%	$1,350,000	0.875%	$2,625,000
Proceeds, Before Expenses (1)	98.927%	$296,781,000	98.380%	$295,140,000

(1)	Plus accrued interest from December 2, 2014 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear and Clearstream, on or about December 2, 2014.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Citigroup	Credit Suisse

Senior Co-Managers

Barclays	BNP PARIBAS	Credit Agricole CIB	Deutsche Bank Securities

Morgan Stanley	RBS	UBS Investment Bank	Wells Fargo Securities

Co-Managers

ANZ Securities	BNY Mellon Capital Markets, LLC	Lloyds Securities	Scotiabank

The date of this prospectus supplement is November 24, 2014

Prospectus Supplement

Prospectus

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the notes. These documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement contains specific information about the notes being offered and the accompanying prospectus contains a general description of the notes. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with any different or additional information. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any different or additional information. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement, or the date of such incorporated information.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

References to “we,” “us,” “our,” “Raytheon” or the “Company” are to Raytheon Company and its consolidated subsidiaries or any part or division thereof, unless expressly indicated otherwise.

References to “dollars” or “$” in this prospectus supplement and the accompanying prospectus are to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including Raytheon Company. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC (File No. 001-13699) and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the notes (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 11, 2014;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2014 filed on April 24, 2014, June 29, 2014 filed on July 24, 2014 and September 28, 2014 filed on October 23, 2014; and

•

Current Report on Form 8-K filed on January 16, 2014, as amended by Current Report on Form 8-K/A filed on January 28, 2014, Current Report on Form 8-K filed on June 4, 2014, Current Report on Form 8-K filed on June 4, 2014, Current Report on Form 8-K filed on July 28, 2014, Current Report on Form 8-K filed on July 29, 2014 and Current Report on Form 8-K filed on August 18, 2014.

You may request a copy of these filings at no cost, by writing or telephoning us at the following office:

Office of the Corporate Secretary

Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451

Telephone: (781) 522-3000

You may also find additional information about us, including the documents mentioned above, on our website at http://www.raytheon.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus supplement is not a part of this prospectus supplement.

RISK FACTORS

Investing in the notes involves risk. Certain of these risks are described below, as well as under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement. Before making a decision to invest in the notes, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks relating to the notes

Changes in our credit ratings may adversely affect the value of the notes.

We cannot provide assurance as to the credit ratings that may be assigned to the notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

An active trading market for the notes may not develop.

We cannot assure you that an active trading market for the notes will develop or give you any assurances as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our credit ratings and our performance. We do not intend to apply for listing of the notes on any securities exchange.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

RAYTHEON COMPANY

Raytheon Company, together with its subsidiaries, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. We develop technologically advanced, integrated products, services and solutions in four core defense markets: sensing; effects; command, control, communications and intelligence (C3I); and mission support, as well as other important markets, such as cyber and information security. We serve both domestic and international customers, as both a prime contractor and subcontractor on a broad portfolio of defense and related programs primarily for government customers.

We currently operate in four business segments:

— Integrated Defense Systems;

— Intelligence, Information and Services;

— Missile Systems; and

— Space and Airborne Systems.

Integrated Defense Systems (IDS)—IDS, headquartered in Tewksbury, Massachusetts, is a leader in integrated air and missile defense; radar solutions; naval combat and ship electronic systems; command, control, communications, computers and intelligence (C4I) solutions; and international and domestic Air Traffic Management (ATM) systems. IDS delivers combat-proven performance against the complete spectrum of airborne and ballistic missile threats and is a world leader in the technology, development, and production of sensors and mission systems. IDS provides solutions to the U.S. Department of Defense (DoD), the U.S. Intelligence Community, and the Federal Aviation Administration (FAA), as well as more than 50 international customers which represent approximately half of IDS’ business.

Intelligence, Information and Services (IIS)—IIS, headquartered in Dulles, Virginia, provides a full range of technical and professional services to intelligence, defense, federal and commercial customers worldwide. IIS specializes in global Intelligence, Surveillance and Reconnaissance (ISR), navigation, DoD space and weather solutions, cybersecurity, analytics, training, logistics, mission support, and engineering and sustainment solutions. Key customers include the U.S. Intelligence Community, DoD agencies, the U.S. Armed Forces, the FAA, the National Oceanic and Atmospheric Administration (NOAA), Department of Homeland Security (DHS), the National Aeronautics and Space Administration (NASA) and an increasing number of international customers.

Missile Systems (MS)—MS, headquartered in Tucson, Arizona, is a premier developer and producer of missile and combat systems for the armed forces of the U.S. and other allied nations. Leveraging its capabilities in advanced airframes, guidance and navigation systems, high-resolution sensors, surveillance, targeting, and netted systems, MS develops and supports a broad range of advanced weapon systems, including missiles, smart munitions, close-in weapon systems, projectiles, kinetic kill vehicles, directed energy effectors and advanced combat sensor solutions. Key customers include the U.S. Navy, Army, Air Force and Marine Corps, the Missile Defense Agency and the armed forces of more than 40 allied nations.

Space and Airborne Systems (SAS)—SAS, headquartered in McKinney, Texas, is a leader in the design and development of integrated sensor and communication systems for advanced missions, including traditional and non-traditional ISR, precision engagement, unmanned aerial operations, and space. Leveraging advanced concepts, state-of-the-art technologies and mission systems knowledge, SAS provides electro-optical/infrared sensors, airborne radars for surveillance and fire control applications, lasers, precision guidance systems, signals intelligence systems, processors, electronic warfare systems, communication systems, and space-qualified systems for civil and military applications. Key customers include the U.S. Navy, Air Force and Army, as well as classified and international customers.

USE OF PROCEEDS

The estimated net proceeds of the offering of the notes, after deducting underwriting discounts and our expenses, are expected to be approximately $590,800,000. We anticipate using the net proceeds for general corporate purposes, including discretionary pension contributions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	10.9x	10.3x	10.6x	10.9x	11.3x	14.0x

For the purposes of calculating these ratios, “earnings” consists of pre-tax income from continuing operations attributable to Raytheon Company common stockholders because our noncontrolling interests do not incur fixed charges, increased by fixed charges and the amortization of capitalized interest and reduced by total capitalized interest. “Fixed charges” consists of interest expense (including amortization of debt discount or premium and expenses), capitalized interest and the interest component of our rent expense, which we estimate as one-third of total rent expense. All amounts associated with our discontinued operations and interest on our unrecognized tax benefits have been excluded.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization at September 28, 2014 (a) on a historical basis and (b) as adjusted to give effect to the offering of the notes. You should read this table in conjunction with the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the periods ended March 30, 2014, June 29, 2014, and September 28, 2014, all of which are incorporated by reference into this prospectus supplement.

(In millions)	Actual	As Adjusted
Cash and cash equivalents	$2,634	$3,225

Long-term debt	$4,737	$4,737
Notes offered hereby	—	600

Total long-term debt	4,737	5,337

Equity
Common stock	3	3
Additional paid-in capital	1,403	1,403
Accumulated other comprehensive loss	(4,895)	(4,895)
Retained earnings	15,273	15,273
Noncontrolling interest in subsidiaries	170	170

Total equity	11,954	11,954

Total capitalization	$16,691	$17,291

DESCRIPTION OF THE NOTES

General

We will issue (i) $300,000,000 aggregate principal amount of 2024 notes and (ii) $300,000,000 aggregate principal amount of 2044 notes. Each series of notes will be senior unsecured obligations of Raytheon and will rank equally with all of our existing and future senior unsecured debt and will be senior to all of our existing and future subordinated debt, if any. Each series of notes will be issued pursuant to an indenture, dated as of July 3, 1995, as supplemented or modified by supplement dated December 17, 1997 between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Interest on the notes will be payable in United States dollars at our office or agency in the Borough of Manhattan, The City of New York, New York or, at our option, by check mailed to the address of the registered holder. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See “Description of Our Debt Securities” in the accompanying prospectus for additional information concerning the notes and the indenture.

2024 notes. The 2024 notes will bear interest from December 2, 2014, at 3.150% per year, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2015, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on June 1 or December 1 immediately preceding such June 15 or December 15. The 2024 notes will mature on December 15, 2024 and are not subject to any sinking fund provision.

2044 notes. The 2044 notes will bear interest from December 2, 2014, at 4.200% per year, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2015, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on June 1 or December 1 immediately preceding such June 15 or December 15. The 2044 notes will mature on December 15, 2044 and are not subject to any sinking fund provision.

The notes will not be listed on any securities exchange. The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be available in book-entry form only. No service charge will be made for any registration of transfer or any exchange of notes but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Optional Redemption

The notes will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed; and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date of the notes discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 15 basis points, in the case of the 2024 notes or (ii) 20 basis points, in the case of the 2044 notes.

plus, in either case, any interest accrued but not yet paid to the date of redemption.

On and after September 15, 2024 (the date that is three months prior to the maturity date of the 2024 notes), the 2024 notes will be redeemable at our option in whole or in part at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2024 notes being redeemed, plus any interest accrued but not yet paid to the date of redemption.

On and after June 15, 2044 (the date that is six months prior to the maturity date of the 2044 notes), the 2044 notes will be redeemable at our option in whole or in part at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2044 notes being redeemed, plus any interest accrued but not yet paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date for the notes,

(1)	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

(2)	if the release referred to above (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means with respect to any redemption date for the notes,

(1)	the average of three Reference Treasury Dealer Quotations (as defined below) for the redemption date, or

(2)	if we obtain fewer than three Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and one additional Primary Treasury Dealer selected by the Company. If any Reference Treasury Dealer ceases to be a primary U.S. Government Securities dealer in the United States (each, a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

If fewer than all of the notes are to be redeemed, the notes for redemption will be selected in accordance with the procedures of the Depository Trust Company. No notes of $2,000 or less will be redeemed in part.

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed.

Certain Covenants of the Company

The covenants listed in the accompanying prospectus under the heading “Description of our Debt Securities—Covenants” shall apply to the notes. Additional information about the covenants placing limitations on liens and on sale and lease-back transactions follows.

Limitation on Liens—Raytheon will not create, incur, assume or permit to exist nor will Raytheon permit any Significant Subsidiary to create, incur, assume or permit to exist any Lien on any property or assets including stock or other securities of any person, including any Significant Subsidiary, whether owned at July 3, 1995 or thereafter acquired, without equally and ratably securing the Notes. This restriction will not apply to certain permitted liens, including the following:

(a)	Liens on property or assets of Raytheon and its subsidiaries existing on July 3, 1995;

(b)	any Lien existing on any property or asset prior to its acquisition by Raytheon or any subsidiary;

(c)	Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside;

(d)	carriers’, warehousemen’s, mechanics’, materialsmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside;

(e)	pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f)	deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)	zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Raytheon or any of its subsidiaries;

(h)	Liens upon any property acquired, constructed or improved by Raytheon or any subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement;

(i)	Liens on the property or assets of any subsidiary in favor of Raytheon;

(j)	extensions, renewals and replacements of Liens referred to in paragraphs (a) through (i) above;

(k)	certain purchase options, call and similar rights on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition;

(l)	Liens arising in connection with certain receivables securitization programs;

(m)	Liens on the capital stock or assets of any subsidiary that is not a Significant Subsidiary; and

(n)	Liens to secure indebtedness if, immediately after the grant thereof, the aggregate amount of all indebtedness secured by Liens other than Liens permitted as described in clauses (a) through (m) above does not exceed 15% of the stockholders’ equity as shown on the most recent consolidated balance sheet of Raytheon and the subsidiaries filed with the Securities and Exchange Commission.

Limitations on Sale and Lease-Back Transactions—Raytheon will not, and will not permit any Significant Subsidiary to, enter into any arrangement to sell or transfer any Principal Property and rent back or lease that Principal Property. This restriction shall not apply to:

(a)	entering into any transaction not involving a lease with a term of more than three (3) years;

(b)	entering into any transaction to the extent the Lien on any such property subject to such sale and leaseback would be permitted as described under “—Limitation on Liens” above;

(c)	entering into any transaction for the sale and leaseback of any property if such lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of such property; and

(d)	entering into any sale and leaseback transaction if Raytheon or such Significant Subsidiary within 120 days after the effective date of the lease, applies an amount equal to the greater of (i) the net proceeds of the sale of the property leased in such sale and leaseback transaction or (ii) the fair market value (as determined in good faith by the Board of Directors) of such property on any date within 90 days prior to the effective date of the lease, to the retirement of Funded Debt of Raytheon or any Significant Subsidiary.

“Funded Debt” of any person means all indebtedness of such person that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such indebtedness existing at the time of determination.

“Lien” means, with respect to any asset of any person, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities that constitute assets of such person, any purchase option, call or similar right of a third party with respect to such securities.

“Principal Property” means (i) Raytheon’s principal office building and (ii) any manufacturing plant or principal research facility of Raytheon or any Significant Subsidiary which is located within the United States of America or Canada, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by Raytheon and its subsidiaries as an entirety.

“Significant Subsidiary” means, at any time, any subsidiary that would be a “Significant Subsidiary” at such time, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission as in effect on May 15, 1995.

Further Issues

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of either series issued pursuant to this offering. Any additional notes, together with the notes of such series issued pursuant to this offering, will constitute a single series of notes under the indenture. No additional notes of either series may be issued if an Event of Default has occurred with respect to the notes.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all the outstanding notes of either series by defeasance, or to be discharged from certain covenants otherwise applicable to those notes as described in the accompanying prospectus under the heading “Description of Our Debt

Securities.” See “Description of Our Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for a description of the terms of any such defeasance. We have made these defeasance provisions applicable to the notes.

Global Securities

The notes will initially be represented by global securities deposited with The Depository Trust Company and registered in the name of a nominee of The Depository Trust Company, except in certain circumstances. See “Description of Our Debt Securities—Global Securities” in the accompanying prospectus for a description of the terms of such global securities and the availability of certificated debt securities. A holder may hold beneficial interests in the global securities directly through The Depository Trust Company if such holder has an account with The Depository Trust Company or indirectly through organizations which have accounts with The Depository Trust Company. Outside of the United States, investors may hold beneficial interests in the global securities through Clearstream Banking, Société Anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of The Depository Trust Company.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of the material federal income tax consequences of the acquisition, ownership and disposition of the notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final and temporary regulations promulgated thereunder (“Treasury Regulations”), and published administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service (the “IRS”). We have not sought any ruling from the IRS or any opinion of counsel with respect to the tax consequences described below, and there can be no assurance that the IRS will not take a position inconsistent with the tax consequences described below or that any such position taken by the IRS would not be sustained.

This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local, foreign or non-income tax consequences or consequences under any tax treaty of the acquisition, ownership or disposition of the notes. It is limited to investors who purchase the notes in this offering at the offering price and who will hold the notes as capital assets. It does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to investors that are subject to special federal income tax rules, such as: dealers in securities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; investors who elect to accrue all interest on the notes on a constant yield method; insurance companies, banks, and other financial institutions; regulated investment companies, real estate investment trusts, and real estate mortgage investment conduits; S corporations, partnerships or other pass-through entities; governments or agencies or instrumentalities thereof; tax-exempt entities and retirement plans, individual retirement accounts and tax-deferred accounts; investors that will hold the notes as a part of a straddle, hedge, wash sale, constructive sale, conversion transaction or other risk reduction transaction or synthetic security; investors who are subject to the alternative minimum tax; investors who are subject to taxation as U.S. expatriates; or investors whose “functional currency” is not the U.S. dollar.

Prospective investors are urged to consult their tax advisors regarding the federal tax consequences of purchasing, owning and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this summary of certain U.S. federal income tax consequences, a “United States person” is:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income taxation without regard to the source of its income; or

•

a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

As used herein, the term “U.S. holder” means a holder that is a United States person and the term “non-U.S. holder” means a holder that is not a United States person and that is not treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest. A U.S. holder of a note will be required to report stated interest on the note as interest income at the time such payments are accrued or received in accordance with such holder’s method of accounting for U.S. federal income tax purposes. Generally, interest on the notes will constitute “investment income” for purposes of the limitations on the deductibility of investment interest expense provided under the Code.

Disposition of Notes. The sale, exchange, redemption, retirement, repurchase or other disposition of a note generally will be a taxable event. A U.S. holder generally will recognize gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property other than cash received upon such sale, exchange, redemption, retirement, repurchase or other taxable disposition of the note (except to the extent attributable to accrued interest) and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. holder decreased by the amount of any payments of principal on the note previously received by the U.S. holder. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the notes have been held for more than one year at the time of the disposition. The deductibility of capital losses is subject to certain limitations. Payments attributable to accrued interest that the U.S. holder has not yet included in income will be taxed as ordinary interest income.

Unearned Income Medicare Tax. A 3.8% Medicare contribution tax generally applies to all or a portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($250,000 if married filing jointly or if considered a “surviving spouse” for U.S. federal income tax purposes, $125,000 if married filing separately, and $200,000 in other cases). This 3.8% tax will also apply to all or a portion of the undistributed net investment income of certain U.S. holders that are estates and trusts. For these purposes, interest on the notes and gain from the taxable disposition of the notes will generally be taken into account in computing such a U.S. holder’s net investment income.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale, redemption, retirement, or repurchase of the notes unless the U.S. holder is an exempt recipient, such as a corporation. A U.S. holder will be subject to backup withholding if the U.S. holder fails to provide its taxpayer identification number or certification of exempt status or if we have been notified by the IRS that the U.S. holder is subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from a U.S. holder under the backup withholding rules may be refunded to the U.S. holder or credited against the U.S. holder’s federal income tax liability, if any, if the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Payments of Interest. Subject to the discussion below concerning backup withholding and legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), interest paid to a non-U.S. holder on a note will not be subject to federal income or withholding tax provided that:

•

the interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder, or, if a tax treaty applies, the interest is not effectively connected with a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership or a foreign private foundation;

•

the non-U.S. holder is not a bank whose receipt of interest on a note is in respect of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of a trade or business;

•	interest on the note is not considered contingent interest within the meaning of Section 871(h)(4) of the Code, and

•

either (i) the non-U.S. holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN or an IRS Form W-8BEN-E), or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on behalf of the non-U.S. holder and certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or an IRS Form W-8BEN-E for the non-U.S. holder and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships also must satisfy the certification requirements of applicable Treasury Regulations.

If the requirements described above are not satisfied with respect to notes held by a non-U.S. holder, payments of interest on the notes will be subject to a 30% U.S. federal withholding tax on the gross amount of the payment, unless the non-U.S. holder provides us or our paying agent with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E claiming an exemption from or reduction in withholding tax under an applicable tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If the non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if it were a U.S. holder, except as otherwise provided by an applicable income tax treaty. In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, any interest on the notes received by the non-U.S. holder that is treated as effectively connected with the conduct of a trade or business in the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Disposition of Notes. Subject to the discussion below concerning backup withholding and FATCA, a non-U.S. holder will generally not be subject to federal income tax on gain recognized on a sale, exchange, redemption, retirement, repurchase or other disposition of the notes (other than gain attributable to accrued interest, which will be treated as a payment of interest under the rules described above) unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) or (b) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is described in clause (a) of the preceding sentence will be subject to federal income tax on a net income basis in the same manner as if such holder was a United States person and, in addition, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may apply. Gain described in clause (b) of that sentence that is recognized by a non-U.S. holder will (unless an applicable income tax treaty otherwise provides), to the extent not offset by certain U.S. source capital losses, be subject to a flat 30% U.S. federal income tax.

Information Reporting and Backup Withholding. We will, when required, report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Interest paid on the notes will not be subject to backup withholding provided that the non-U.S. holder satisfies the certification requirements described above in the section entitled “Payments of Interest.”

Payments to a non-U.S. holder of the gross proceeds from the sale, exchange, redemption, retirement, repurchase, or other disposition of a note effected by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the non-U.S. holder certifies as to its non-U.S. status on an IRS Form W-8BEN or an IRS Form W-8BEN-E or otherwise establishes an exemption from backup withholding. Generally, information reporting and backup withholding will not apply to a payment to a non-U.S. holder of proceeds of the sale, exchange, redemption, retirement, repurchase, or other disposition of a note where the disposition is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received by the non-U.S. holder in the United States.

However, information reporting, but not backup withholding, generally will apply to a payment to a non-U.S. holder of proceeds of the sale, exchange, redemption, repurchase, retirement, or other disposition of a note where the disposition is effected outside the United States by or through an office of a broker that is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for certain specified periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership (i) more than 50% of the capital or profits interest of which is owned by United States persons or (ii) that is engaged in a U.S. trade or business at any time during its taxable year, unless that broker has documentary evidence in its files of the non-U.S. holder’s non-U.S. status and certain other conditions are met or unless the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a non-U.S. holder under the backup withholding rules may be refunded to the non-U.S. holder or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the required information is furnished to the IRS in a timely manner.

FATCA. Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA,” impose a withholding tax of 30% on certain payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied or such entities are otherwise exempt. Withholding under these provisions (if applicable) applies to payments of interest on the notes and, after December 31, 2016, to payments of gross proceeds of the sale, exchange, redemption, retirement or other disposition of the notes. Where applicable, intergovernmental agreements between the U.S. and other countries with respect to the implementation of FATCA and non-U.S. laws, regulations and other authorities enacted or issued with respect to those intergovernmental agreements may modify the rules and requirements under FATCA described in this paragraph. Prospective investors should consult their tax advisors regarding the potential application of FATCA and any applicable intergovernmental agreements to the notes.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal Amount of 2024 Notes	Principal Amount of 2044 Notes
J.P. Morgan Securities LLC	$78,000,000	$78,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	78,000,000	78,000,000
Citigroup Global Markets Inc.	30,000,000	30,000,000
Credit Suisse Securities (USA) LLC	30,000,000	30,000,000
Barclays Capital Inc	8,250,000	8,250,000
BNP Paribas Securities Corp.	8,250,000	8,250,000
Credit Agricole Securities (USA) Inc.	8,250,000	8,250,000
Deutsche Bank Securities Inc.	8,250,000	8,250,000
Morgan Stanley & Co. LLC	8,250,000	8,250,000
RBS Securities Inc.	8,250,000	8,250,000
UBS Securities LLC	8,250,000	8,250,000
Wells Fargo Securities, LLC	8,250,000	8,250,000
ANZ Securities, Inc.	4,500,000	4,500,000
BNY Mellon Capital Markets, LLC	4,500,000	4,500,000
Lloyds Securities Inc.	4,500,000	4,500,000
Scotia Capital (USA) Inc.	4,500,000	4,500,000

Total	$300,000,000	$300,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.300% of the principal amount of the 2024 notes and up to 0.500% of the principal amount of the 2044 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.125% of the principal amount of the 2024 notes and up to 0.300% of the principal amount of the 2044 notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be approximately $1,200,000.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes.

The underwriting agreement provides that the closing will occur on December 2, 2014, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in corporate trust, commercial banking or investment banking transactions with Raytheon Company and its affiliates and serve in various capacities with respect to Raytheon’s credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), that it has not made and will not make an offer of the notes to the public in that Relevant Member State other than:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the foregoing, the expression an “offer of notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it and each of its affiliates has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of Financial Services and Markets Act 2000 (the “FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the Company; and

•

it and each of its affiliates has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Boston, Massachusetts. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and in the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Raytheon Company

Debt Securities

Common Stock

Preferred Stock

Warrants

We may offer, issue and sell, from time to time:

•	Debt securities;

•	Shares of our Common Stock;

•	Shares of our Preferred Stock; and

•	Warrants to purchase any of the other securities that may be sold under this prospectus.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “RTN.”

The mailing address of our principal executive offices is 870 Winter Street, Waltham, Massachusetts 02451. Our telephone number is 781-522-3000.

Investing in our securities involves certain risks. Before investing, you should refer to the risk factors included in our periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is January 25, 2013.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. Under this process, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to the terms “the Company,” “Raytheon,” “we,” “our” and “us” or other similar terms mean Raytheon Company, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, the SEC also maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including Raytheon Company. Except as expressly set forth in the paragraph below, we are not incorporating the contents of the SEC website into this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below with the SEC (File No. 001-13699) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended April 1, 2012 filed on April 26, 2012, July 1, 2012 filed on July 26, 2012, and September 30, 2012 filed on October 25, 2012;

•	Current Reports on Form 8-K filed on January 27, 2012, as amended on March 27, 2012, and June 5, 2012; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on May 1, 2001, as amended.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address: Office of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, telephone (781) 522-3000.

You may also find additional information about us, including the documents mentioned above, on our website at www.raytheon.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus supplement is not a part of this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information we are incorporating by reference into it contain “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under “Raytheon Company” and located elsewhere in this prospectus and the documents we incorporate by reference regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption “Risk Factors” in the applicable prospectus supplement to be provided with this prospectus as well as other factors which might be described from time to time in our filings with the SEC.

Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, before making an investment decision, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

RAYTHEON COMPANY

Raytheon Company, together with its subsidiaries, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. We provide state-of-the-art electronics, mission systems integration and other capabilities in the area of sensing, effects, and command, control, communications, as well as a wide range of mission support services. We serve both domestic and international customers, principally as a prime contractor on a broad portfolio of defense and related programs for government customers.

We currently operate in six business segments: Integrated Defense Systems; Intelligence and Information Systems; Missile Systems; Network Centric Systems; Space and Airborne Systems; and Technical Services.

We were founded in 1922 and have grown internally and through a number of acquisitions. We are incorporated in the state of Delaware. Our principal executive offices are located at 870 Winter Street, Waltham, Massachusetts 02451 and our internet site is www.raytheon.com.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, without limitation, working capital, capital expenditures, debt service requirements and repayment of our outstanding indebtedness, repurchases of our shares of our common stock, pension contributions and other business initiatives, including possible acquisitions. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended Sept 30, 2012	Year Ended December 31, 2012
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	10.7x	10.9x	11.3x	14.0x	11.8x	8.5x

For the purposes of calculating these ratios, “earnings” consists of pre-tax income from continuing operations attributable to Raytheon Company common stockholders because our noncontrolling interests do not incur fixed charges, increased by fixed charges and the amortization of capitalized interest and reduced by total interest capitalized. “Fixed charges” consists of interest expense (including amortization of debt discount or premium and expenses), interest capitalized and the interest component of our rent expense, which we estimate as one-third of total rent expense. All amounts associated with our discontinued operations and interest on our unrecognized tax benefits have been excluded.

In addition, for the periods presented above, we did not have outstanding preferred securities and therefore were not required to pay any preferred security dividends. As a result, our ratios of earnings to combined fixed charges and preference dividends are identical to the ratios presented in the table above.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	Our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	Shares of our common stock, par value $.01 per share;

•	Shares of our preferred stock, par value $.01 per share;

•	Warrants to purchase any of the other securities that may be sold under this prospectus; or

•	Any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF OUR DEBT SECURITIES

The debt securities will be our unsecured direct obligations, which may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

This section describes the general terms and provisions of the debt securities that we may offer from time to time in the form of one or more series. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement.

Our unsecured senior debt securities will be issued under a senior debt securities indenture, dated as of July 3, 1995, as supplemented or modified by supplement dated December 17, 1997, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or another indenture or indentures to be entered into by us and that trustee or another trustee. The unsecured subordinated debt securities will be issued under a second, subordinated debt securities indenture, also dated as of July 3, 1995, as amended by supplement dated May 9, 2001, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or another indenture or indentures to be entered into by us and that trustee or another trustee. Both indentures are qualified under the Trust Indenture Act of 1939.

Copies of each of the July 3, 1995 indentures are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. If we elect to issue securities under another indenture, we will file a copy of that indenture with the SEC. You should refer to those indentures for the complete terms of the debt securities.

See “Where You Can Find More Information.” In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

Our existing indentures permit us to issue the debt securities without limit as to aggregate principal amount, in one or more series. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Generally, we will pay the principal of, premium, if any, on, and interest on our debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register. We will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer including, where applicable, the following:

•	the title and series designation of the debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

•	the stated maturity date;

•	the interest rate, which may be fixed or variable, and its method of calculation;

•	when interest will be payable, as well as the record date for determining who we will pay interest to;

•	where the principal, premium, if any, and interest on the debt securities will be paid;

•	any mandatory or optional sinking funds or similar arrangements;

•	when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

•	whether we have any obligation to redeem or repurchase the debt securities at your option;

•	the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

•	the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

•	the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from U.S. dollars;

•	any index we may use to determine the amount of payment of principal of, premium, if any, on, and interest on the debt securities;

•

if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

•	the applicability of the defeasance and covenant defeasance provisions in the applicable indenture;

•	whether the debt securities are convertible into any other securities and the terms and conditions of convertibility;

•	any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity; and

•	any other terms of the debt securities.

The terms of our debt securities may provide for deferred interest payments, or for an issue price at a discount from the stated redemption price at maturity, either of which would constitute original issue discount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will in some cases receive an amount less than the stated principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those debt securities.

If we were to become insolvent, your claim as a holder of debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Subordination of Our Subordinated Debt Securities

Generally, the payment of principal of, or premium, if any, on, and interest on our unsecured subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, if the maturity of our subordinated debt securities is accelerated, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. Moreover, while there is an event of default with respect to our senior debt that would permit our senior debt to be accelerated, and while we are in default in our payment obligations to holders of senior debt, we cannot make payments to our subordinated debt holders.

If we were to become insolvent, holders of our subordinated debt securities may not be paid with respect to those securities until our senior debt and third party creditors, as well as holders of any indebtedness or preferred stock of our subsidiaries, are paid in full.

The indenture for our unsecured subordinated debt securities will not place any limits on the amount of other indebtedness, including senior debt, that we may issue.

The indenture for our unsecured subordinated debt securities defines “senior indebtedness” to include the principal of, premium, if any, on, and interest on:

•

all of our indebtedness for money borrowed, other than our subordinated debt securities, and any other indebtedness represented by a note, bond, debenture or other similar evidence of indebtedness, including indebtedness of others that we guarantee, in each case whether outstanding on the date of execution of the subordinated debt securities indenture or thereafter created, incurred or assumed; and

•

any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to our subordinated debt securities.

In addition, for purposes of the definition of “senior indebtedness,” “indebtedness for money borrowed” includes:

•	any obligation of, or any obligation guaranteed by, us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	any deferred payment obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

•

any obligation of, or any such obligation guaranteed by, us for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

Events of Default

Generally speaking, any of the following events will constitute an event of default under the indentures:

•	failure to pay interest on our debt securities for 30 days past the applicable due date, even if we are prohibited from paying interest on our debt securities because they are subordinated;

•	failure to pay principal of, or premium, if any, on, our debt securities when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

•	failure to make any sinking fund payment when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

•

failure to perform any other covenant or agreement set forth in the securities of that series or in the applicable indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 60 days after written notice as provided in the indenture;

•	bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

A holder will be notified of an event of default with respect to a series of our debt securities by the trustee.

If there is an event of default with respect to a series of our senior debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the senior debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

Payment of the principal of our subordinated debt securities may be accelerated only in the case of our bankruptcy, insolvency or reorganization. Neither a holder nor the trustee will be able to accelerate the payment of interest or principal with respect to our subordinated debt securities for any other reason.

In some cases, after a declaration of acceleration has been made, but before a judgment or decree has been obtained, holders of a majority in aggregate principal amount of the series that is in default may rescind the acceleration.

The trustee will be required to act with a high standard of care. However, the trustee will not be obligated to exercise any of its rights or powers under the indentures at a holder’s request unless the holder provides the trustee reasonable security or indemnity. Generally, but with exceptions, holders of a majority in aggregate principal amount of any series of our outstanding debt securities will have the right to choose the time, method and place of any proceeding for any remedy available to the trustee or any exercise of power by the trustee with respect to debt securities of that series.

A holder may institute a suit against us for enforcement of the holder’s rights to receive payment of the principal of, premium, if any, on, or interest on our debt securities after the due dates. However, the holder will not be able to institute any other proceedings under the applicable indenture, including for any remedy, unless the following conditions are satisfied:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to a series of our debt securities held by the holder;

•	holders of at least 25% of the aggregate principal amount of that series make a written request, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•

the trustee does not receive direction contrary to the holders’ written request, within 60 days following receipt of the holders’ written request, from holders of a majority in aggregate principal amount of that series; and

•	the trustee does not institute the proceeding the holders requested within 60 days following the receipt of the holders’ written request and offer of indemnity.

Every year we are required to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

A default in the payment of any of our debt securities, where the aggregate principal amount of that series of debt securities exceeds $75 million, or a default with respect to our debt securities that causes them to be accelerated, will give rise to a cross-default under our senior credit facilities. In some circumstances, payment defaults on our debt securities may also give rise to cross-defaults of our guarantees of the indebtedness of our subsidiaries.

Defeasance and Covenant Defeasance

Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are applicable, we may elect either:

•	defeasance—which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

•

covenant defeasance—which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

To invoke defeasance or covenant defeasance with respect to any series of our debt securities, we must irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of, premium, if any, on, and interest on those debt securities and any mandatory sinking fund or similar payments on those debt securities. In addition, we would be required to deliver a legal opinion to the trustee to the effect that a holder of the applicable debt securities will not recognize additional income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance.

We cannot defease our obligations to register the transfer or exchange of our debt securities; to replace our debt securities that have been stolen, lost or mutilated; to maintain paying agencies; or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities.

If we effect covenant defeasance with respect to any of our debt securities, and then those debt securities are declared due and payable because of an event of default, other than an event of default relating to any covenant from which we have been released through covenant defeasance, the amount of money or U.S. government obligations on deposit with the trustee may not be sufficient to pay all amounts due on the debt securities at the time of acceleration. However, we would remain liable with respect to any shortfall.

Modification and Waiver

Modifications and amendments of our current indentures may be made only with the consent of holders of at least a majority in aggregate principal amount of all of our outstanding debt securities affected, voting as a single class. Generally, the consent of all of the holders of our debt securities that are affected is required for any of the following:

•	to change the stated maturity of the principal, or any installment of interest or premium, if any;

•	to reduce the principal amount, the premium, if any, on, the interest, or the amount payable upon acceleration or maturity in the case of debt securities issued at an original issue discount;

•	to change the place of payment, or the currency in which payments are made;

•	to impair your right to institute suit to enforce any payment at or following stated maturity or following a redemption date;

•	to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders; and

•

to reduce the percentage of the principal amount of our outstanding debt securities required for modification to or amendment of either indenture, or for waiver of our compliance with indenture provisions or defaults.

Holders of a majority in aggregate principal amount of either our senior debt securities or our subordinated debt securities may waive any past default under the applicable indenture, except for a default in the payment of principal, premium, if any, on, or interest on our debt securities and except for our compliance with specified covenants.

Covenants

Our current indentures contain covenants regarding, among other things:

•	a limitation on liens other than specified types of liens;

•

a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to retire specified types of debt; and

•

restrictions on our ability to engage in consolidations, mergers or transfers of substantially all of our assets unless the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

You should be aware that we are not prohibited from engaging in highly leveraged transactions, other than as may conflict with these covenants. Moreover, any series of our debt securities may provide that these covenants may be removed with respect to that series.

Conversion or Exchange Rights

If any series of our debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which it may be converted or exchanged;

•	the conversion price or exchange ratio, and its method of calculation;

•	whether conversion or exchange is mandatory or at your election; and

•	how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

Our Debt Trustee

The current trustee for our debt securities is The Bank of New York Mellon Trust Company, N.A., which performs services for us in the ordinary course of business. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Global Securities

Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depositary to its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or us if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, the holder will not be entitled to have our debt securities registered in the holder’s own name, and the holder will not be entitled to receive a certificate representing its ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which the holder is a client to exercise the rights of a holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our debt securities represented by a global security directly to the depositary. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to, or payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•

the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days; or

•	we determine in our sole discretion that we will permit global securities to be exchanged for certificated debt securities; or

•	there is a continuing event of default under the indenture governing the debt securities held in global form.

The following is based on information furnished to us:

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. One or more fully registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption notices must be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each participant.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

DESCRIPTION OF OUR COMMON STOCK

We are authorized to issue up to 1,450,000,000 shares of common stock, $0.01 par value per share.

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our restated certificate of incorporation, as amended and our amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Holders of our common stock are entitled to one vote per share and shall vote together as a single class on all matters to be voted on by our stockholders. Pursuant to our restated certificate of incorporation, as amended, there are no cumulative voting rights in the election of directors. The approval of corporate actions may also require the approval of the holders of any series of our preferred stock. See “Description of Our Preferred Stock.”

Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our restated certificate of incorporation, as amended, or the law requires otherwise.

Our common stockholders will be entitled to receive dividends and distributions declared by our Board of Directors, to the extent permitted by outstanding shares of preferred stock and by our restated certificate of incorporation, as amended. If a dividend is declared, it will be distributed pro rata to our common stockholders on a per share basis.

If we are liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

Holders of our common stock will not have any preemptive, subscription or conversion rights with respect to shares of our common stock. We may issue additional shares of our common stock, if authorized by our Board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

Certain provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. The summary below does not purport to be complete and is qualified in its entirety by reference to the DGCL.

Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66  2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our charter nor our bylaws contains a provision electing to “opt-out” of Section 203.

Our common stock is listed on the New York Stock Exchange under the symbol “RTN.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF OUR PREFERRED STOCK

We are authorized to issue up to 200,000,000 shares of preferred stock, $0.01 par value per share, of which 4,000,000 shares have been designated as Series A Junior Participating Preferred Stock, $0.01 par value.

This section describes the general terms and provisions of our preferred stock that we may offer from time to time. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designation, our restated certificate of incorporation, as amended, and the applicable prospectus supplement for more specific information.

Our Board has been authorized, subject to limitations provided in our restated certificate of incorporation, as amended, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

With respect to each series of our preferred stock, our Board has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to a holder for each share owned if we are dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series; and

•	your voting rights for the shares you own.

Holders of our preferred stock will not have preemptive rights with respect to shares of our preferred stock. In addition, rights with respect to shares of our preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

We currently plan to retain American Stock Transfer & Trust Company as the registrar and transfer agent of any series of our preferred stock.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with American Stock Transfer & Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•

the exercise price, the amount of securities you will receive upon exercise, the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the warrants will expire;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Jay B. Stephens, Esq., Senior Vice President, General Counsel and Secretary of Raytheon, will provide opinions regarding certain legal matters. Mr. Stephens is an executive officer of Raytheon and holds stock awards and stock options to purchase our common stock. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Raytheon Company for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$600,000,000

$300,000,000 3.150% Notes due 2024

$300,000,000 4.200% Notes due 2044

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Citigroup	Credit Suisse

Senior Co-Managers

Barclays	BNP PARIBAS	Credit Agricole CIB	Deutsche Bank Securities

Morgan Stanley	RBS	UBS Investment Bank	Wells Fargo Securities

Co-Managers

ANZ Securities	BNY Mellon Capital Markets, LLC	Lloyds Securities	Scotiabank

The date of this prospectus supplement is November 24, 2014